Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF

INCORPORATION OF DOCUMENT SECURITY SYSTEMS, INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

The undersigned, being the Chief Executive Officer of Document Security Systems, Inc. (the “Corporation”) , a corporation organized and existing under Business Corporation Law of the State of New York (the “NYBCL”), hereby certifies as follows, pursuant to Sections 502 and 805 of the NYBCL:

(1)	The name of the Corporation is Document Security Systems, Inc. The name under which the Corporation was formed was Thoroughbreds, U.S.A., In c.

(2)	The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was originally filed on May 30, 1 984.

(3)	This Certificate of Amendment to the Certificate of Incorporation was authorized by the vote of the Board of Directors of the Corporation pursuant to Section 502 of the New York Business Corporation Law.

(4)	The Corporation is currently authorized to issue 200,000,000 shares of Common Stock, with a par value of $0.02. The amendment to the Certificate of Incorporation effected by this Certificate of Amendment is to increase the total number of aut110rized shares the Corporation shall have the authority to issue by adding 200,000,000 shares of Preferred Stock, with a par value of $0.02, of which 46,868 shares will be designated Series A Preferred Stock for a total of 400,000,000 shares, with a par value of $0.02, of which 200,000,000 shares, with a par value of $0.02, are designated Common Stock, I 99,953, I 32 shares, with a par value of $0.02, will be designated Preferred Stock, and 46,868 shares, with a par value of $0.02, will be designated Series A Preferred Stock.

WHEREAS, the Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of preferred stock, par value 0.02 per share, of the Corporation (“ Preferred Stock” ) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “ Board”) , subject to limitations prescribed by law, to provide , out of t11e unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS , it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights , preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock, and paragraph FOURTH relating to the stock of the Corporation is hereby amended to read as follows:

“FOURTH: The Corporation is authorized to issue 400,000,000 shares, with a par value of $0.02, consisting of 200,000,000 shares of Common Stock, with a par value of $0.02, 199,953,132 shares of Preferred Stock, with a par value of $0.02, and 46,868 shares of Series A Preferred Stock, with a par value of $0.02. .

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series shall be Forty -six Thousand Eight Hundred Sixty-eight (46,868). The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2. Defined Terms . For purposes hereof, the following terms shall have the following meanings:

“Beneficial Ownership Limitation” has the meaning set forth in Section 8. I(c)(ii).

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York, are authorized or obligated by law or executive order to close.

“Certificate of Designation” means this Certificate of Amendment.

“Certificate of Incorporation” has the meaning set forth in the Recitals .

“Common Stock” means the common stock, par value $0.02 per share, of the Corporation.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options .

“Corporation “ has the meaning set forth in the Preamble.

“Conversion Price” shall initially be $6.48 per share of Common Stock, subject to adjustment s provided in Section 8.

“Conversion Shares “ means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 8.

“Date of Issuance” means, for any Share of Series A Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

“Dollar “ or”$” means the lawful currency of the United States of America.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 , as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Fair Market Value” means , as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Markets or similar quotation system or association, the “Fair Market Value “ of the Common Stock shall be the fair market value per share as determined by the Board in good faith.

“Holder Controlled Persons” has the meaning set forth in Section 8.1( c)(ii).

“Junior Securities “ means , collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock .

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Value” means, with respect to any Share on any given date, One Thousand Dollars ($1,000) (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock).

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Market” means the principal stock exchange or market on which the Corporation’s Common Stock is traded (or if not trading, the principal stock exchange or market on which listed or quoted), including any market operated by OTC Markets or any other stock exchange or market.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Conversion Election Date” has the meaning set forth in Section 7.2.

“Series A Holder Conversion Notice” has the meaning set forth in Section 8.2(a).

“Series A Mandatory Conversion Notice” has the meaning set forth in Section 8.2(b).

“Series A Mandatory Conversion Date” has the meaning set forth in Section 8.2(b)(ii).

“Series A Preferred Stock” has the meaning set forth in Section I .

“Series A Redemption” has the meaning set forth in Section 7.1.

“Series A Redemption Date” has the meaning set forth in Section 7.2.

“Series A Redemption Notice “ has the meaning set forth in Section 7.2.

“Series A Redemption Price” has the meaning set forth in Section 7.1.

“Share” means a share of Series A Preferred Stock.

“Subsidiary” means , with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Interest” means holders of not less than two-thirds of the then total outstanding Shares of Series A Preferred Stock.

3. Rank. With respect to payment distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4. No Dividends. Notwithstanding any provision of the Certificate of Incorporation or of the NYBCL to the contrary, no dividends shall accrue or be payable upon the Series A Preferred Stock, whether or not any dividends are declared by the Board on the Common Stock or any other class or series of capital stock of the Corporation, and whether or not there are funds legally available for the payment of dividends.

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder.

5.2 No Participation with Junior Securities on Liquidation. After payment in full of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon a Liquidation under this Section 5, the holders of Shares of Series A Preferred Stock then outstanding shall not be entitled to participate with the holders of shares of Junior Securities or any other class or series of the Corporation’s capital stock then outstanding in the distribution of any of the remaining assets and funds of the Corporation available for distribution to its stockholders.

5.3 Insufficient Assets . If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full preferential amount to which the y are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, and

(b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.4 Notice. In the event of any Liquidation, the Corporation shall, within ten (10) Business Days after the date the Board approves such action, or no later than ten (10) Business Days prior to any stockholders’ meeting called to approve such action, or within ten (10) Business Days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the action or proposed action. Such written notice shall describe the material terms and conditions of such action or proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

6. No Voting Rights . Notwithstanding any provision of the Certificate of Incorporation to the contrary, unless and only to the extent expressly required by the NYBCL or other applicable law, rule or regulation (including the rules of any exchange upon which securities of the corporation may be listed), no holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote on any matter presented or required to be presented to the stockholders of the Corporation for their action or consideration (including, without limitation, the election of directors of the Corporation), nor shall be entitled to notice of any stockholder meeting (or requests for written consent of stockholders).

7. Redemption .

7.1 Redemption. At any time and from time to time on or after the Date of Issuance, the Corporation shall have the right to redeem, out of funds legally available therefor, all or any portion of the then outstanding Shares of Series A Preferred Stock, pro rata among all holders of Series A Preferred Stock, redeemed by the Corporation (a “Series A Redemption “ ) for a price per Share equal to the Liquidation Value for such Share (the “Series A Redemption Price”). All holders of Series A Preferred Stock shall be bound by a Series A Redemption effected as provided in this Section 7 to have all, or in the case of an election by the Corporation to redeem less than all of the outstanding Shares of Series A Preferred Stock, the same pro rata portion of their Shares, redeemed pursuant to this Section 7; provided, that notwithstanding anything to the contrary contained herein, each holder of Shares of Series A Preferred Stock shall have the right to elect prior to the Series A Conversion Election Date to give effect to the conversion rights contained in Section 8 instead of giving effect to the provisions contained in this Section 7 with respect to all or any Shares of Series A Preferred Stock held by such holder. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates representing such Shares in accordance with Section 7.4 below, the aggregate Series A Redemption Price for all Shares held by each holder of Shares shall be payable in cash (or tendered for payment) in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Series A Redemption Date, subject to the provisions of Sections 7.3 and 7.4.

7.2 Redemption Notice. Not less than thirty (30) days prior to the Series A Redemption Date, the Corporation shall send written notice (the “Series A Redemption Notice”) of a Series A Redemption to each holder of record of outstanding Series A Preferred Stock. Each Series A Redemption Notice shall state:

(a) the number of Shares of Series A Preferred Stock outstanding, the number of Shares of Series A Preferred Stock that the Corporation shall redeem in the aggregate, and the number of Shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Series A Redemption Date specified in the Series A Redemption Notice;

(b) the date of the closing of the redemption (the applicable date, the “Series A Redemption Date”) and the Series A Redemption Price per share;

(c) the date upon which the holder’s right to convert its Shares pursuant to Section 8 terminates, which date shall be no earlier than five (5) days before the Series A Redemption Date (the applicable date, the “Series A Conversion Election Date”); and

(d) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates representing the Shares of Series A Preferred Stock to be redeemed, or, in the event a certificate or certificates are lost, stolen or missing, the manner and place of delivering an affidavit of loss with respect thereto.

7.3 Insufficient Funds: Remedies for Nonpayment.

(a) Insufficient Funds. If on any Series A Redemption Date, the assets of the Corporation legally available are insufficient to pay the full Series A Redemption Price for the total number of Shares elected to be redeemed pursuant to Section 7. I, the Corporation shall (i) take all appropriate action reasonably within its means to maximize the assets legally available for paying the Series A Redemption Price, (ii) redeem out of all such assets legally available therefor on the applicable Series A Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares elected to be redeemed by each such holder on the applicable Series A Redemption Date and (iii) following the applicable Series A Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall immediately use such assets to pay the remaining balance of the aggregate applicable Series A Redemption Price.

(b) Effect of Nonpayment. If on any Series A Redemption Date, all of the Shares elected to be redeemed pursuant to a Series A Redemption Notice are not redeemed in full by the Corporation by paying the entire Series A Redemption Price, until any such Shares are fully redeemed and the aggregate Series A Redemption Price paid in full, the unredeemed Shares shall remain outstanding and continue to have the rights, preferences, and privileges expressed herein.

7.4 Surrender of Certificates. On or before the Series A Redemption Date, each holder of Shares of Series A Preferred Stock not otherwise electing prior to the Series A Conversion Election Date to convert its Shares pursuant to Section 8 shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated in the Series A Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice. Each surrendered certificate shall be canceled and retired, and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by certified check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of canceled stock certificate.

7.5 Rights Subsequent to Redemption. If on the applicable Series A Redemption Date, the Series A Redemption Price is paid (or tendered for payment) for any of the Shares to be redeemed on such Series A Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered , including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8. Conversion.

8.1 Right to Convert: Mandatory Conversion: Limitations.

(a) Right to Convert. Subject to the provisions of this Section 8, at any time and from time to time on or after the Date of Issuance, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) held by such holder into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the Conversion Price in effect immediately prior to such conversion.

(b) Mandatory Conversion. Subject to the provisions of this Section 8, at any time and from time to time on or after the Date of Issuance , the Corporation shall have the right to convert all or any portion of the then outstanding Shares of Series A Preferred Stock, pro rata among all holders of Series A Preferred Stock; without any action by the relevant holder of such Shares, into an aggregate number of shares of Common Stock as is determined by (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof, and then (ii) dividing the result by the applicable Conversion Price then in effect.

(c) Limitations on Conversion. Notwithstanding Section 8.1(a), a holder of Series A Preferred Stock shall have no right to convert all or any portion of any Share of Series A Preferred Stock as and to the extent provided be low:

(i) Insufficient Number of Authorized Shares. To the extent, and only to the extent, that the number of shares of the Corporation’s Common Stock to be issued upon such conversion exceeds the number of authorized but unissued shares of Common Stock.

(ii) Beneficial Ownership Limitation. To the extent that after giving effect to such issuance after conversion as set forth on the applicable Series A Holder Conversion Notice , the holder (together with the holder’s subsidiaries, and any other persons controlled by the holder (“Holder Controlled Persons”)) would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the holder and Holder Controlled Persons shall include the number of shares of Common Stock issuable upon conversion of the Shares of Series A Preferred Stock to be converted with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted Shares of Series A Preferred Stock beneficially owned by the holder and Holder Controlled Persons and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and Holder Controlled Persons. Except as set forth in the preceding sentence, for purposes of this Section 8.l(c)( ii), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the holder that the Corporation is not representing to the holder that such calculation is in compliance with Section 13(d) of the Exchange Act, and the holder is solely responsible for any forms or schedules required to be filed in connection therewith. To the extent that the limitation contained in this Section 8.l(c)(ii) applies, the determination of whether Shares of Series A Preferred Stock are convertible (in relation to other securities beneficially owned by the holder together with the and Holder Controlled Persons) and of what amount of Shares of Series A Preferred Stock are convertible shall be in the sole discretion of the holder, and the submission of a Series A Holder Conversion Notice shall be deemed to be the holder’s determination of whether Shares of Series A Preferred Stock are convertible (in relation to other securities beneficially owned by the holder together with the and Holder Controlled Persons) and of what amount of Shares of Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the holder will be deemed to represent to the Corporation each time it delivers a Series A Holder Conversion Notice that such Notice of Conversion has not violated the restrictions set forth in this paragraph, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 8.1(c)(ii), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a holder, the Corporation shall within two (2) Business Days confirm orally and in writing to the holder the number of shares of Common Stock then outstanding. In any case, the number. of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including Shares of Series A Preferred Stock, by the holder or Holder Controlled Persons since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 19.99% (subject to decrease as provided below) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Shares of Series A Preferred Stock to be converted. The holder may, at any time, decrease the Beneficial Ownership Limitation, effective immediately upon written notice to the Corporation. The provisions of this Section 8J(c)(ii)shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 8.l(c)(ii) to correct this Section 8.l(c)(ii) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(iii) Principal Market Regulation. If the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Notes without breaching the Corporation’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), if applicable, except that such limitation shall not apply in the event that the Corporation (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required.

8.2 Procedures for Conversion: Effect of Conversion.

(a) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 8.1(a), a holder shall (a) submit a written election to the Corporation (a “Series A Holder Conversion Notice”) that such holder elects to convert Shares. and the number of Shares elected to be converted, and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series A Preferred Stock certificate or certificates or delivery of such affidavit of loss executed by the holder. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten (10) Business Days thereafter) deliver to the relevant holder (a) a certificate in such holder’s name (or the name of such holder’s desogmee as stated inthe written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1(a) and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

Stock to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 8.1(a) and, if applicable (b) a certificate in such holder’s (or the name of such holder’s designee as stated in the written election) for the number of Shares of Series A Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(b) Procedures for Mandatory Conversion. To effect a mandatory conversion of Shares of Series A Preferred Stock as provided in Section 8.l(b) , not less than thirty (30) days prior to the Series A Mandatory Conversion Date, the Corporation shall send to each holder of Shares of Series A Preferred Stock written notice thereof(the “Series A Mandatory Conversion Notice”), which shall state:

(i) the number of Shares of Series A Preferred Stock outstanding, the number of Shares of Series A Preferred Stock that the Corporation shall convert in the aggregate, and the number of Shares of Series A Preferred Stock held by the holder that the Corporation shall convert on the Series A Mandatory Conversion Date specified in the Series A Redemption Notice;

(ii) the date of the conversion (the applicable date, the “Series A Mandatory Conversion Date”) and the Conversion Price per share in effect; and

(iii) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates representing the Shares of Series A Preferred Stock to be converted, or, in the event a certificate or certificates are lost, stolen or missing, the manner and place of delivering an affidavit of Joss with respect thereto.

Upon receipt of such Series A Mandatory Conversion Notice, each holder shall surrender to the Corporation the certificate or ce11iticates representing the Shares being converted, in the manner and place designated in the Series A Mandatory Conversion Notice, duly assigned, or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen, or missing, an affidavit of loss executed by the holder, in the manner and place designated in the Series A Mandatory Conversion Notice. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within ten ( I 0) Business Days thereafter) deliver to the relevant holder a certificate in such holder’s name (or the name of such holder’s designee as stated in the written election) for the number of shares of Common Stock to which such holder shall be entitled upon conversion of the applicable Shares. All shares of Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid, and nonassessable, free and clear of all taxes, liens, charges, and encumbrances with respect to the issuance thereof.

(c) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in this Section 8.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share as provided in Section 8.5 in exchange therefor.

8.3 Restricted Securities. The issuance of any shares of Common Stock upon conversion of Shares of Series A Preferred Stock will not have been registered under the Securities Act, and such shares of Common Stock will be “restricted securities” as defined in Rule 144 under the Securities Act (“Rule 144”). The certificate(s) representing any shares of Common Stock issued upon conversion of Shares of Series A Preferred Stock that are not eligible for immediate resale without restriction pursuant to the registration exemption afforded by Rule 144 at the time they are issued shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS {l) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS A_ND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED TN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLYING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

8.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or govenmental regulation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

8.5 No Charge or Payment: No Fractional Shares of Common Stock. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 8.1 shall be made without payment of additional consideration by, or other charge, cost, or tax to, the holder in respect thereof. No fractional interest in a share of Common Stock shall be issued on redemption of any Shares of Series A Preferred Stock in accordance with Section 7 or conversion of any Shares of Series A Preferred Stock in accordance with Section 8. In lieu of delivering fractional shares, the Corporation shall pay in cash an amount equal to the product of(i) such fractional share that would otherwise be issuable multiplied by (ii) the Fair Market Value of a share of Common Stock.

8.6 Tem1ination of Conversion Rights. In the event of a Series A Redemption Notice relating to a redemption of any Shares of Series A Preferred Stock pursuant to Section 7, the conversion rights described herein of the Shares designated for redemption shall terminate at the close of business on the applicable Series A Conversion Election Date, unless the Series A Redemption Price is not fully paid on such redemption date, in which case the conversion rights for such Shares shall continue until such price is paid in full.

8.7 Adjustments to Conversion Price.

(a) Adjustment to Conversion Price upon Dividend. Subdivision. or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the Date of Issuance, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares , the Conversion Price in effect immediately prior to any such dividend, distribution, or subdivision shall be proportionately reduced . If the Corporation at any time combines (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

Any adjustment under this Section 8.7(a) shall become effective at the close of business on the date the dividend, subdivision, or combination becomes effective.

(b) Adjustment to Conversion Price and Conversion Shares upon Reorganization. Reclassification. Consolidation. or Merger. In the event of any (i) capital reorganization of the Corporation, (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Corporation with or into another Person, (iv) sale of all or substantially all of the Corporation’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 8.7(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, each Share of Series A Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then convertible for such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale; or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder’s rights under this Certificate of Designation to insure that the provisions of this Section 8 hereof shall thereafter be applicable, as nearly as possible, to the Series A Preferred Stock in relation to any shares of stock, securities, or assets thereafter acquirable upon conversion of Series A Preferred Stock (including, in the case of any consolidation, merger, sale, or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale , or similar transaction, and a corresponding immediate adjustment to the number of Conversion Shares acquirable upon conversion of the Series A Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger , sale , or similar transaction) . The provisions of this Section 8.7(b) shall similarly apply to successive reorganizations, reclassifications , consolidations , mergers , sales, or similar transactions . The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale, or similar transaction unless , prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization , reclassification, consolidation , merger , sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series A Preferred Stock such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series A Preferred Stock . Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 8.7(b), each holder of Shares of Series A Preferred Stock shall have the right to elect prior to the consummation of such event or transaction, to give effect to the provisions of Section 7.1 or Section 8 hereunder , instead of giving effect to the provisions contained in this Section 8.7(b) with respect to such holder’s Series A Preferred Stock.

(c) Certain Events. If any event of the type contemplated by the provisions of this Section 8.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights, or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Conversion Price and the number of Conversion Shares issuable upon conversion of Shares of Series A Preferred Stock so as to protect the rights of the holder of such Shares in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8.5 shall increase the Conversion Price or decrease the number of Conversion Shares issuable as otherwise determined pursuant to this Section 8.

(d) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than ten (10) Business Days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than ten {I 0) Business Days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities, or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(e) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation, or winding-up of the Corporation;

then , and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least five (5) Business Days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend , distribution, meeting or consent, or other right or action, and a description of such dividend, distribution, or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up is proposed to take place, and the date, if any is to be fixed , as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

9. Reissuance of Series A Preferred Stock. Any Shares of Series A Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such Shares shall thereafter be reissued, sold, or transferred.

10. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal. executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that no such action shall change or waive (a) the definition of Liquidation Value or Conversion Price, or (b) this Section 11, without the prior written consent of each holder of outstanding Shares of Series A Preferred Stock.”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this 18th day of August, 2020.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Frank D. Heuszel
Frank D. Heuszel
Chief Executive Officer